AGREEMENT AND PLAN OF MERGER

by and among

Wind Point Partners V, L.P.,

Slideco, Inc.,

a wholly-owned subsidiary of Wind Point Partners V, L.P.

and

Knape & Vogt Manufacturing Company

Dated as of February 9, 2006

	5.17.	Foreign Corrupt Practices and International Trade Sanctions	23
	5.18.	Title to Properties; Encumbrances	23
	5.19.	Insurance	24
	5.20.	Labor Matters	24
	5.21.	Environmental Matters	26
	5.22.	Products	27
	5.23.	Customers	27
	5.24.	Suppliers	28
	5.25.	Takeover Statutes; Charter Provisions	28
	5.26.	Brokers	28
	5.27.	Disclosure	29

ARTICLE VI	Representations and Warranties of Parent and Merger Sub.		29
	6.1.	Organization, Good Standing, Qualification and Capitalization	29
	6.2.	Authority Relative to This Agreement	29
	6.3.	Consents and Approvals; No Violations	30
	6.4.	Merger Sub	30
	6.5.	Disclosure Documents	30

ARTICLE VII	Covenants		31
	7.1.	Interim Operations	31
	7.2.	Acquisition Proposals	35
	7.3.	Stockholder Meeting; Proxy Material	38
	7.4.	Reasonable Best Efforts; Cooperation	39
	7.5.	Access	41
	7.6.	Public Announcements	41
	7.7.	Employee Benefits	41
	7.8.	Indemnification; Directors' and Officers' Insurance	42
	7.9.	Takeover Statutes	42
	7.10.	Representations and Warranty Insurance	42

ARTICLE VIII	Conditions		43
	8.1.	Conditions to the Obligations of the Company, Parent
		and Merger Sub to Effect the Merger	43
	8.2.	Conditions to Obligations of Parent and Merger Sub.	43
	8.3.	Conditions to Obligation of the Company	44
	8.4.	Frustration of Closing Conditions	45

ARTICLE IX	Termination		45
	9.1.	Termination by Mutual Consent	45
	9.2.	Termination by Either Parent or the Company	45
	9.3.	Termination by the Company	46
	9.4.	Termination by Parent	46

	9.5.	Effect of Termination and Abandonment; Termination Fee	47

ARTICLE X	Miscellaneous and General		48
	10.1.	Non-Survival of Representations and Warranties
		and Agreements	48
	10.2.	Limitations of Claims	48
	10.3.	Modification or Amendment	48
	10.4.	Waiver of Conditions	48
	10.5.	Definitions	48
	10.6.	Counterparts	48
	10.7.	GOVERNING LAW AND VENUE; ARBITRATION;
		WAIVER OF JURY TRIAL	48
	10.8.	Notices	50
	10.9.	Entire Agreement	51
	10.10.	No Third Party Beneficiaries	51
	10.11.	Severability	51
	10.12.	Interpretation; Absence of Presumption	51
	10.13.	Expenses	52
	10.14.	Assignment	52

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 9, 2006, by and among Wind Point Partners V, L.P., a Delaware partnership (“Parent”), Slideco, Inc., a Michigan corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Knape & Vogt Manufacturing Company, a Michigan corporation (the “Company”).

RECITALS

        WHEREAS, the respective Boards of Directors of Merger Sub and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into the Company on the terms and conditions set forth in this Agreement (the “Merger”) whereby each issued and outstanding share of Common Stock of the Company (the “Common Stock”) and Class B Common Stock of the Company (the “Class B Common Stock,” and collectively with the Common Stock, the “Stock”), shall be converted into the right to receive the Merger Consideration (as defined below) as set forth in this Agreement;

        WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved the Merger and the transactions contemplated hereby; and

        WHEREAS, Parent, Merger Sub and the Company, desire to make those representations, warranties, covenants and agreements specified herein in connection with this Agreement.

        NOW, THEREFORE, in consideration of and reliance upon the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

        1.1.        The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II of this Agreement. The name of the Surviving Corporation shall be “Knape & Vogt Manufacturing Company”, the Surviving Corporation shall be a Michigan corporation, and the address of the Surviving corporation’s principal place of business shall be 2700 Oak Industrial Drive NE, Grand Rapids, MI 49505. The Merger shall have the effects specified in the Michigan Business Corporation Act, as amended (the “MBCA”).

        1.2.        Closing. Unless otherwise mutually agreed in writing between Parent and the Company, the closing for the Merger (the “Closing”) shall take place at the offices of Dickinson Wright PLLC, 500 Woodward Avenue, Suite 4000, Detroit, Michigan 48226, at 11:00 A.M. local time on the second business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

        1.3.        Effective Time. As soon as practicable following the Closing, Parent and the Company will cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Michigan Department of Labor & Economic Growth, Bureau of Commercial Services. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the State of Michigan or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the “Effective Time”).

ARTICLE II

Articles of Incorporation and By-Laws
of the Surviving Corporation

        2.1.        The Articles of Incorporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the articles of incorporation of the Surviving Corporation (the “Charter”) shall be amended and restated to read the same as the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the MBCA and the Charter; provided, however, that as of the Effective Time the Charter shall provide that the name of the Surviving Corporation is “Knape & Vogt Manufacturing Company” and shall include the provisions required by Section 7.8(a) to be included therein.

        2.2.        The By-Laws. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the by-laws of the

Surviving Corporation (the “By-Laws”) shall be amended and restated to read the same as the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, subject to Section 7.8(a), until thereafter amended in accordance with the MBCA, the Charter of the Surviving Corporation and such By-Laws.

ARTICLE III

Officers and Directors
of the Surviving Corporation

        3.1.        Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

        3.2        Officers. The officers of Merger Sub at the Effective Time together with such other persons designated by Parent shall, from and after the Effective Time, shall be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Certificates

        4.1.        Effect on Capital Stock. At the Effective Time, on the terms and subject to the conditions herein set forth, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

        (a)        Merger Consideration. Each share of the Common Stock and Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock (i) owned by Parent or any direct or indirect Subsidiary (as defined below) of Parent (collectively, the “Parent Companies”) or (ii) owned by the Company or any direct or indirect Subsidiary of the Company (each, an “Excluded Common Share” and collectively, “Excluded Common Shares”) shall at the Effective Time be converted automatically into the right to receive an amount in cash, without interest equal to the Merger Consideration. At the Effective Time, all shares of Common Stock and Class B Common Stock shall no longer be outstanding and shares of Common Stock and Class B Common Stock shall be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) formerly representing any such shares of Common Stock and Class B Common Stock (other than Excluded Common Shares) shall thereafter represent only the right to receive $19.00 in cash per share, without interest (the “Merger Consideration”), subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time, which may have been declared or made by the Company on such shares of Common Stock or Class B Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.

        (b)        Cancellation of Shares. Each share of Common Stock and Class B Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parent Companies, the Company, or any direct or indirect Subsidiary of the Company (in each case, other than such shares of Common Stock and Class B Common Stock that are held on behalf of third parties) shall, at the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

        (c)        Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, of the Surviving Corporation.

        (d)        Absence of Dissenters’ Rights. The parties acknowledge that pursuant to Section 762 of the MBCA no stockholders of the Company shall be entitled to exercise appraisal rights in connection with the Merger.

        4.2.        Exchange of Certificates for Shares.

        (a)        Paying Agent. At the Closing, Parent shall deposit, or shall cause to be deposited, with a paying agent appointed by Parent and approved in advance by the Company (such approval not to be unreasonably withheld) (the “Paying Agent”) for the benefit of the holders of shares of Common Stock and Class B Common Stock (other than any Excluded Common Shares) cash sufficient to pay the aggregate Merger Consideration in exchange for shares of Common Stock and Class B Common Stock outstanding immediately prior to the Effective Time (other than Excluded Common Shares), deliverable upon due surrender of the Certificates, pursuant to the provisions of this Article IV (such cash being hereinafter referred to as the “Exchange Fund”).

        (b)        Payment Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of shares of Common Stock and Class B Common Stock (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the surrender of a Certificate to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check from the Paying Agent in the amount (after giving effect to any required tax withholdings, and with the aggregate amount of such payment rounded to the nearest cent) of (x) the number of shares of Common Stock and Class B Common Stock represented by such Certificates multiplied by (y) the Merger Consideration, and the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Common Stock and Class B Common Stock that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such shares of Common Stock and Class B Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

        (c)        Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock and Class B Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check from the Paying Agent in the proper amount pursuant to this Article IV.

        (d)        Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company entitled to the Merger Consideration for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holders of shares of Common Stock and Class B Common Stock (other than Excluded Common Shares) who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of (after giving effect to any required tax withholdings) the Merger Consideration, upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Paying Agent or any other Person shall be liable to any former holder of shares of Common Stock and Class B Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws (as hereafter defined). For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as hereafter defined) or other entity of any kind or nature.

        (e)        Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if the lost certificate represents more than 1,000 shares of Common Stock or Class B Common Stock, the posting by such Person of a bond in customary amount and upon such customary terms as may be required by Parent or the Paying Agent as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) of the number of shares of Common Stock and Class B Common Stock represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration. Any affidavit of loss presented pursuant to this Article IV, to be deemed effective, must be in form and substance reasonably satisfactory to the Surviving Corporation.

        4.3.        Adjustments to Prevent Dilution. In the event that the Company changes the number of shares of Common Stock or Class B Common Stock, or securities convertible or exchangeable into or exercisable for shares of Common Stock or Class B Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change.

        4.4.        Treatment of Company Options. On the terms and subject to the conditions herein set forth, immediately prior to the Effective Time, each fully vested stock option to purchase shares of Common Stock then outstanding (each, a “Company Option” shall be converted into the right to receive, upon the exercise thereof and the payment of the exercise price, an amount in cash (without interest) equal to the Merger Consideration multiplied by each share of Common Stock subject to the portion of the Company Option so exercised. Each outstanding Company Option so converted and not exercised prior to the Effective Time shall, immediately following such conversion, be cancelled and, if the Company Option so cancelled has an exercise price per share of Common Stock that is less than the Merger Consideration, shall be entitled to receive from Parent or the Company, as soon as practicable thereafter, an amount of cash (without interest) equal to the product of (x) the total number of shares of Common Stock subject to such Company Option multiplied by (y) the excess of the amount of the Merger Consideration over the exercise price per share of Common Stock under such Company Option (with the aggregate amount of such payment rounded to the nearest cent), less applicable Taxes (as hereafter defined), if any, required to be withheld with respect to such payment. The holder of each Company Option so cancelled with an exercise price per share of Common Stock subject to such Company Option that is equal to or greater than the Merger Consideration shall not be entitled to receive any cash from Parent or the Company. From and after the Effective Time, neither the Company nor Parent shall have any obligation with respect to any Company Option except for Parent’s and the Company’s cash payment obligation pursuant to the foregoing provisions of this Section 4.4.

ARTICLE V

Representations and Warranties of the Company

        Except as set forth in the disclosure schedule delivered by the Company to Parent on the date hereof (the “Company Disclosure Schedule”) the Company hereby represents and warrants to Parent and Merger Sub as follows:

        5.1        Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). The Company has heretofore delivered or made available to Parent accurate and complete copies of the Restated Articles of Incorporation, as amended, and by-laws and other organizational documents, as currently in effect, of the Company and each of its Subsidiaries.

        As used in this Agreement, (i) “Subsidiary” shall mean, with respect to any party, any corporation, limited liability company, partnership or similar entity, whether domestic or foreign to the United States, of which (x) such party or any other Subsidiary of such party is a general partner or (y) at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries and (ii) the term “Company Material Adverse Effect” shall mean any change, circumstance, event or occurrence (each, an “Event”) that is reasonably expected to: (A) have an effect, net of any insurance or similar recovery, of $4 million or greater on the consolidated shareholder equity of the Company and its Subsidiaries or $400,000 on the consolidated net income of the Company and its Subsidiaries in any fiscal year, excluding any Event to the extent it arises out of any fact expressly disclosed to Parent by the Company, including those included in the Company Disclosure Schedule, or (B) prevent or delay beyond the Termination Date (as defined below) the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations hereunder.

         5.2        Capitalization of the Company and its Subsidiaries.

        (a)        The authorized capital stock of the Company consists of 12,000,000 shares of capital stock, including 6,000,000 shares of Common Stock, par value $2.00 per share (the “Common Stock”), 4,000,000 shares of Class B Common Stock, par value $2.00 per share the Class B Common Stock”), and 2,000,000 shares of Preferred Stock (“Preferred Stock”). As of the date of this Agreement, 2,604,269 shares of Common Stock and 1,906,786 shares of Class B Common Stock were issued and outstanding. No shares of Preferred Stock are outstanding. All of the outstanding shares of Common Stock and Class B Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no shares of Common Stock or Class B Common Stock or Preferred Stock reserved for or otherwise subject to issuance, except that (i) as of the date of this Agreement, there were (x) 1,907,286 shares of Common Stock reserved for issuance upon the conversion of Class B Common Stock into Common Stock and (y) 6,600 shares of Common Stock subject to issuance pursuant to Company Options. Each of the outstanding shares of capital stock or other ownership interests of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, in each case free and clear of any Lien. Except as set forth above, there are no registration rights or preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind which obligate the Company or any of its Subsidiaries to register, issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. For purposes of this Agreement, “Lien” means, with respect to any asset (including any security) any option, claim, mortgage, lien, pledge, charge, security interest or encumbrance or material restrictions in respect of such asset.

        (b)        Section 5.2(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the person holding such Company Option, (ii) the number of shares of Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; and (iv) whether such Company Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

        (c)        Section 5.2(c) of the Company Disclosure Schedule sets forth the name of each Subsidiary and the jurisdiction of its incorporation.

        (d)        Section 5.2(d) of the Company Disclosure Schedule sets forth the name of each Person (other than direct and indirect wholly-owned Subsidiaries) in which the Company or any of its Subsidiaries owns any equity or similar interest in or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business as of the date of this Agreement, that Person’s jurisdiction of incorporation or organization and the percentage of and kind of interest owned.

        (e)        There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any of the capital stock of the Company or any of the Subsidiaries. Other than as set forth on Section 5.2(e) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is obligated under any registration rights or similar agreements to register any shares of capital stock of the Company or any of its Subsidiaries on behalf of any Person.

         5.3        Corporate Authority; Approval and Opinion of Company's Financial Advisor.

        (a)        The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to approval of this Agreement by its stockholders by the Company Requisite Vote (as hereafter defined), and to consummate the Merger. Only the Company’s Common Stock and Class B Common Stock have voting rights, with each share of Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. The affirmative vote of a majority of the votes of Common Stock and Class B Common Stock voting together as a single class (such affirmative vote, the “Company Requisite Vote”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt, approve or authorize this Agreement, the Merger and the other transactions contemplated hereby. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms except for (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii) the effect of equitable principles of general application.

        (b)        The Board of Directors of the Company (“Company Board”) has (i) by a 6 to 2 vote of the directors, duly adopted and declared advisable this Agreement and the Merger and the other transactions contemplated hereby; (ii)

received the opinion of its financial advisor, W.Y. Campbell & Company, addressed to the Company Board, to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the holders of shares of Stock is fair from a financial point of view to such holders; (iii) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the holders of shares of Stock; (iv) resolved to recommend approval of this Agreement to the holders of shares of Stock (such recommendations being the “Recommendations”) and (v) directed that this Agreement be submitted to the holders of shares of Stock for their approval after the conditions in Sections 8.2 (c) and (d) (i) have been satisfied or waived.

        5.4.        Consents and Approvals; No Violations. Except as listed on Section 5.4 of the Company Disclosure Schedule, no material filing with or notice to, and no material permit, authorization, registration, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency, authority or other entity (a “Governmental Entity”) is required on the part of the Company or any of its Subsidiaries for the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except (i) pursuant to the applicable requirements of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder the “Exchange Act”) (ii) the filing of the Certificate of Merger pursuant to the MBCA, (iii) compliance with applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) compliance with any applicable NASD or NASDAQ requirements, or (v) compliance with any applicable requirements of laws, rules and regulations in other foreign jurisdictions governing antitrust or merger control matters. Except as otherwise listed on Section 5.4 of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (A) conflict with or result in any breach, violation or infringement of any provision of the respective articles or certificate of incorporation or by-laws (or similar governing documents) of the Company or of any of its Subsidiaries, (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guaranty, lease, license, contract, agreement or other instrument or obligation, whether written or oral (each a “Contract”), to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, (C) change the rights or obligations of any party under any Contract, or (D) violate or infringe any order, writ, injunction, judgment, arbitration award, agency requirement, decree, law, statute, ordinance, rule or regulation, concession, franchise, permit, license or other governmental authorization or approval (each a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties or assets.

        5.5.        Compliance with Laws; Licenses. Except as otherwise listed on Section 5.5 of the Company Disclosure Schedule, none of the businesses of the Company and its Subsidiaries have been conducted in violation of any federal, state, local or foreign Laws. Except as otherwise listed on Section 5.5 of the Company Disclosure Schedule, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the officers of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same. Except as otherwise listed on Section 5.5 of the Company Disclosure Schedule, the Company and its Subsidiaries each has all governmental permits, licenses, franchises, variances, exemptions and orders issued or granted by a Governmental Entity and all other authorizations, consents and approvals issued or granted by a Governmental Entity necessary to conduct the business of the Company and its Subsidiaries as conducted as of the date hereof (the “Licenses”). Except as otherwise listed on Section 5.5 of the Company Disclosure Schedule, there is not pending or, to the knowledge of the officers of the Company, threatened before any Governmental Entity any proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any of its Subsidiaries relating to any License.

        5.6.        No Default. Except as otherwise listed on Section 5.6 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its articles or certificate of incorporation or by-laws (or similar governing documents), (ii) any Contract to which the Company or any of its Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound, or (iii) any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets.

        5.7.        Company Reports; Financial Statements.

        (a)        The Company has made available to Parent each registration statement, report, proxy statement or information statement prepared by it since January 1, 2004 including (i) the Company’s Annual Report on Form 10-K for the year ended July 2, 2005 (the “Audit Date”), (ii) the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2005, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the “SEC”). The Company has filed and furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since January 1, 2004 (the forms, statements, reports and documents filed since January 1, 2004, and those filed subsequent to the date of this Agreement, and as amended prior to the date hereof, the “Company Reports”). The Company Reports were prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder (the “Securities Act”), the Exchange Act and complied in all material respects with the then applicable accounting standards. As of their respective dates (and, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. There are no outstanding comment letters or requests for information from the SEC with respect to any Company Report that have been received by the Company.

        (b)        Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) filed prior to the date of this Agreement fairly presents, and, if filed after the date of this Agreement, will fairly present, in each case, in all [material] respects, the consolidated financial position of the Company or any other entity included therein and their respective Subsidiaries, as of its date, and each of the consolidated statements of operations, cash flows and changes in shareholders’ equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, and, if filed after the date of this Agreement, will fairly present in each case in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company or any other entity included therein and their respective Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein. As of the date hereof, the Company does not intend to restate any of the financial statements contained in the Company Reports filed prior to the date hereof.

        (c)        The Company is in compliance with the published rules and regulations of the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder (“SOX”) applicable to it. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of SOX.

        (d)        The Company (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15(d)-15(e) of the Exchange Act) designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board and on Section 5.7(d) of the Company Disclosure Schedule (A) any “significant deficiencies” and “material weaknesses”, as defined in the rules of the Public Company Accounting Oversight Board (“PCAOB”) and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

        (e)        Since the Audit Date through the date hereof, (i) neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

        5.8.        No Undisclosed Liabilities. Except for (i) liabilities and obligations disclosed, reserved against or provided for in the last audited balance sheet of the Company as of July 2, 2005 or in the notes thereto, (ii) liabilities and obligations disclosed, reserved against or provided for in the last interim unaudited financial statements of the Company as of December 31, 2005 or in the notes thereto, (iii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2005, (iv) liabilities and obligations under this Agreement, or (v) liabilities disclosed on Section 5.8 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, contingent, absolute, determined, determinable or otherwise) of a nature required to be set forth, reserved against or disclosed in a consolidated balance sheet of the Company prepared in accordance with GAAP.

        5.9.        Absence of Certain Changes or Events. Since December 31, 2005, there has not been any Company Material Adverse Effect or any Event which would, individually or in the aggregate, have or result in a Company Material Adverse Effect, and since the Audit Date and through the date hereof, the

Company and its Subsidiaries have conducted their business only in the ordinary course of such businesses in all material respects.

        5.10.        Litigation. Other than as set forth in Section 5.10 of the Company Disclosure Schedule, there is no civil, criminal or administrative suit, claim, hearing, inquiry, action, proceeding or investigation (each an “Action”) pending or, to the knowledge of the Company, threatened against, affecting or involving the Company or any of its Subsidiaries or any of their respective properties or assets, or which would make the Company or any of its Subsidiaries a party in such Action. Except as otherwise listed on Section 5.10 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree. Section 5.10 of the Company Disclosure Schedule sets forth each pending or, to the knowledge of the Company as of the date hereof, threatened Action.

        5.11.        Significant Contracts. Except as provided in Section 5.11 of the Company Disclosure Schedules, true and correct copies have been made available to Parent of all Contracts to which the Company or any of its Subsidiaries is a party and which fall within any of the following categories: (A) any Contract relating to indebtedness for borrowed money or any financial guaranty; (B) any Contract that limits the ability of the Company or any of its Subsidiaries to compete in any business line or in any geographic area; (C) any material Contract that is terminable by the other party or parties upon a change in control of the Company or any of its Subsidiaries; (D) any Contract that requires aggregate future expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $100,000 in any one-year period; (E) any Contract with respect to any Intellectual Property (other than customer contracts or confidentiality agreements); (F) any Contract that by its terms limits the payment of dividends or other distributions by the Company or any of its Subsidiaries; (G) any joint venture or partnership agreement; (H) any Contract that grants any right of first refusal or right of first offer or similar right or that purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of a material amount of assets or any material business; (I) any credit card association agreements; (J) any material lease; and (K) any Contract required to be described in any Company Report (the “Significant Contracts”). Section 5.11 of the Company Disclosure Schedule sets forth a true and complete list of the Significant Contracts. Except as otherwise listed on Section 5.11 of the Company Disclosure Schedule, the Significant Contracts are in full force and effect and, upon consummation of the Merger, shall continue in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party, is in breach of or in default under any such Contract.

        5.12.        Disclosure Documents. The proxy statement and all related SEC filings (the “Proxy Materials”) relating to the Merger and the other transactions contemplated hereby, to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the Company stockholders will not, at the date first mailed to stockholders of the Company or at the time of the Stockholders Meeting (other than with respect to any information supplied by Parent or Merger Sub for inclusion therein), contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will cause the Proxy Materials to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto. No representation is made by the Company with respect to statements made in the Proxy Materials based on information supplied by Parent or Merger Sub specifically for inclusion therein.

        5.13.        Employee Benefit Plans.

        (a)        Section 5.13(a) of the Company Disclosure Schedule sets forth a complete list of all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other employee benefit or compensation plans, policies, agreements, programs, and arrangements, written or unwritten and including any bonus, incentive, deferred compensation, supplemental retirement, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, policy, agreement, program or arrangement, that are sponsored or maintained by the Company, any Subsidiary of the Company or to which the Company or any Subsidiary of the Company is a party or obligated to contribute, or with respect to which the Company or any of its Subsidiaries has any liability, contingent or otherwise. Each plan, policy, agreement, program or arrangement required to be set forth on Section 5.13(a) of the Company Disclosure Schedule pursuant to the foregoing is referred to herein as a “Benefit Plan”.

        (b)        True, correct and complete copies of the following documents, with respect to each Benefit Plan, have been delivered to Parent by the Company: (i) the Benefit Plan document (or a summary of any unwritten Benefit Plan) and related trust documents, insurance contract or other funding vehicle, and any amendments to any of the foregoing; (ii) if applicable, the Annual Report (Form 5500 Series), accompanying schedules, and audit reports for the last three years; (iii) if applicable, the current summary plan description, together with any summary or summaries of material modifications thereto; (iv) if applicable, the most recent annual financial report and/or actuarial valuation, including any report for each Benefit Plan subject to the laws of any jurisdiction outside the United States; (v) if applicable, the most recent IRS determination letter; (vi) all material correspondence to or from any Governmental Entity received in the last three years, including any filing made under the Employee Plans Compliance Resolution System; (vii) if applicable, the current prospectus for any Benefit Plan that offers or issues Company Stock; (viii) if applicable, a copy of the “top hat” plan filing made with the Department of Labor pursuant to 29 CFR Section

2920.104-23; and (ix) all material written agreements and contracts currently in effect, including administrative service agreements, group annuity contracts, stop loss insurance contracts and group insurance contracts.

        (c)        Except as otherwise listed on Section 5.13(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is or will be required to provide medical or other welfare benefits to employees, directors, former employees, former directors, independent contractors or retirees after their termination of employment or service, other than pursuant to applicable Law (including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended). Except as otherwise listed on Section 5.13(c), with respect to any such post-retirement medical or welfare benefit plan obligations, the Company has either terminated all such plans or reserved its right to amend or terminate such post-retirement benefit plans and neither the Company nor any Subsidiary is a party to any agreement with any employee or other person or entity that would impair or restrict the ability of the Company or its Subsidiaries to amend or terminate such post-retirement medical or welfare benefit plans.

        (d)        Each Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code, and each trust maintained pursuant thereto, has received a currently effective favorable determination letter from the Internal Revenue Service as to the qualification of the Benefit Plan and the tax-exempt status of the respective trust, and no circumstances exist and no events have occurred with respect to the operation of any such Benefit Plan that would be reasonably expected to cause the loss of such qualification or subject the trust to tax. The Company has adopted, or caused to be adopted, on a timely basis all IRS required good faith amendments to such Benefit Plans.

        (e)        All Benefit Plans have been maintained and administered in all material respects in accordance with their terms and in accordance with all applicable Laws (including ERISA and the Code). There are no pending or threatened claims against or with respect to any of the Benefit Plans, any related trusts, any Benefit Plan sponsor or plan administrator, or any fiduciary of the Benefit Plans with respect to the operation of such plans other than routine benefit claims. All Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in all material respects in accordance with all applicable Laws, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

        (f)        Section 5.13(f) of the Company Disclosure Schedule sets forth any contract, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Company or such

Subsidiary by reason of Section 280G of the Code. Except as otherwise listed on Section 5.13(f) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, or (iv) trigger any obligation to fund any Benefit Plan. For purposes of this Section, the term “payment” shall include any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits.

        (g)        Except as disclosed on Section 5.13(g) of the Company Disclosure Schedule, no plan currently or in the past six years maintained, sponsored, contributed to or required to be contributed to by the Company, any of its Subsidiaries, or any of their respective current or former ERISA Affiliates is or in the past six years was (1) a “multiemployer plan” as defined in Section 3(37) of ERISA, (2) a plan described in Section 413 of the Code, (3) a plan subject to Title IV of ERISA, (4) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (5) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. The term “ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code. Except as disclosed on Section 5.13(g) of the Company Disclosure Schedule, within the past 6 years, no plan maintained, sponsored, contributed to or required to be contributed to by the Company, any of its Subsidiaries, or any of their respective current or former ERISA Affiliates has experienced a partial termination as determined under Section 411 of the Code.

        (h)        Neither the Company nor any of its Subsidiaries is subject to any liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. The Company and its Subsidiaries have complied with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA. No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Benefit Plan.

        (i)        With respect to each Benefit Plan, all required contributions have been made or properly accrued, and no Benefit Plan has an “accumulated funding deficiency” within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any of its Subsidiaries have any liability to the Pension Benefit Guarantee Corporation (“PBGC”) (other than PBGC premium payments) and there have been no Reportable Events (as defined in Section 4043 of ERISA) as to which a notice would be required to be filed with the PBGC. None of the assets of the Company or its Subsidiaries are subject to any lien arising under Section 412(n) of the Code or Section 302(f) of ERISA. With respect to each insured Benefit Plan, all premium payments have been timely made.

        (j)        With respect to each Benefit Plan that holds Company Stock and does not pass through to participants the voting rights with respect to this transaction, the trustee or committee voting such shares has been duly appointed and is authorized under the terms of that Benefit Plan to vote said Company Stock. With respect to each Benefit Plan that offers or issues Company Stock, (i) the Company has filed a currently effective registration statement with respect to such Benefit Plan, unless an applicable exemption from registration under the Securities Act exists; (ii) the Company has timely made all applicable filings under the Exchange Act with respect to such Benefit Plan; and (iii) the Company has distributed a prospectus to plan participants that complies with applicable Law.

        (k)        Section 5.13(k) of the Company Disclosure Schedule identifies each Benefit Plan that is a nonqualified deferred compensation plan, or an arrangement that would be deemed to involve “deferred compensation,” within the meaning of Section 409A(d)(1) of the Code (each such plan listed in Section 5.13(k) of the Company Disclosure Schedule, a “Deferred Compensation Plan”). Based on a good faith, reasonable interpretation of Code Section 409A pursuant to Notice 2005-1 of the Treasury Department and the Internal Revenue Service and/or proposed Treasury Regulations thereunder (a “Reasonable Interpretation”), each Deferred Compensation Plan satisfies the requirements (or can be amended to satisfy such requirements by December 31, 2006) to avoid the consequences set forth in Code Section 409A(a)(1). Based on a Reasonable Interpretation, the Company has not since October 3, 2004, (i) granted to any person an interest in any Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (ii) modified the terms of any Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code.

        5.14.        Intellectual Property.

        (a)        (i) Section 5.14(a) of the Company Disclosure Schedule lists all Owned Intellectual Property (as defined below), (ii) all Owned Intellectual Property is valid and subsisting and no Owned Intellectual Property is subject to any outstanding order, judgment or decree adversely affecting the use thereof or rights thereto, as applicable, (iii) the Company is the exclusive owner of all Owned Intellectual Property free of any Lien, and (iv) the Owned Intellectual Property may be assigned, conveyed, or otherwise transferred without the consent of any third Person. Schedule 5.14(a) of the Company Disclosure Schedule lists all Owned Intellectual Property which has been licensed to third parties (“Licenses”) or any third Person who has joint ownership or any right to use Owned Intellectual Property. All such Licenses are valid and in full force and effect, all payments due under such Licenses have been paid, and there are no defaults by any of the parties under such Licenses.

        (b)        The Owned Intellectual Property together with the Licensed-In Intellectual Property (as defined below)constitutes all of the Intellectual Property (as defined below)necessary to the conduct of the business of the Company and its Subsidiaries as conducted as of the date hereof. Except as otherwise listed on Section 5.14(b) of the Company Disclosure Schedule, no Owned Intellectual Property, Contract for Intellectual Property or Contract for IT Assets (as defined below) has lapsed, expired or been abandoned or cancelled since January 1, 2004, nor do any circumstances exist that with the passage of time or giving of notice a lapsing, expiration, abandonment, or cancellation could occur. Except as otherwise listed on Section 5.14(b) of the Company Disclosure Schedule, since January 1, 2004, no Owned Intellectual Property, Contract for Intellectual Property or Contract for IT Assets is subject as of the date hereof to any pending, or threatened, opposition, cancellation, interference, public protest or other proceeding and no such item requires within six months immediately following the date of this Agreement that any action be taken to maintain or preserve such item.

        (c)        Section 5.14(c) of the Company Disclosure Schedule lists all Company Registered IP (as defined below) as of the date hereof and the jurisdiction(s) in which each such item of Company Registered IP was or is filed or registered, including the respective application or registration numbers and dates. Each item of Company Registered IP is in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees, annuities and proofs of use) and is valid and subsisting.

        (d)        Except as otherwise listed on Section 5.14(d) of the Company Disclosure Schedule, the Company Products and Services (as defined below) and the conduct of the business by the Company and its Subsidiaries have not infringed and do not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person. Except as set forth on Section 5.14(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received at any time within the past thirty-six (36) months in writing any charge, complaint, claim, demand, threat or notice of any material legal action against the Company or any indemnitee of the Company concerning (i) the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Owned Intellectual Property, Licensed-In Intellectual Property, Company Products and Services or IT Assets, or (ii) the Company or its Subsidiaries’ right to make, have made, use, or sell Company Products or Services.

        (e)        Except as otherwise listed on Section 5.14(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has brought any actions or lawsuits, or made any threats or placed any third Person on notice, alleging (i) infringement of any of the Owned Intellectual Property or (ii) breach of any Contract authorizing another Person to use the Owned Intellectual Property or Company Products and Services, and, as of the date hereof, there is no infringement of any Owned Intellectual Property or material breach of any Contract authorizing another Person to use the Owned Intellectual Property.

        (f)        Section 5.14(f) of the Company Disclosure Schedule lists all Contracts to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any Licensed-In Intellectual Property that is (i) necessary to the day to day operations of the Company and its Subsidiaries as such operations exist as of the date hereof, or (ii) incorporated into or required for the development, support, distribution, sale, and repair of Company Products and Services that the Company or its Subsidiaries offer or support as of the date hereof. No Public Software has been used in the operation of the business of the Company and its Subsidiaries in a manner which would require that source code to be distributed to the public or made available at no charge. Except as otherwise listed on Section 5.14(f), the Company has delivered or made available to Parent copies of all Contracts identified above.

        (g)        Except as otherwise listed on Section 5.14(g) of the Company Disclosure Schedule, the execution, delivery and performance by the Company of the transactions contemplated by this Agreement will not alter, impair, diminish, result in the payment of additional amounts or royalties for or result in the loss of any rights or interests of the Company in any Owned Intellectual Property or any IT Assets.

        (h)        Except as otherwise listed on Section 5.14(h) of the Company Disclosure Schedule, the Company and its Subsidiaries have taken the steps necessary to protect and preserve their respective trademarks, patents and the confidentiality of confidential information and trade secrets. The Company and its Subsidiaries have and enforce a policy requiring each employee and consultant of the Company or any of its Subsidiaries to execute a proprietary rights and confidentiality agreement substantially in the forms provided to Parent.

        (i)        As used herein,

        1.        “Company Products and Services” means all products or services sold, distributed or otherwise made available to customers by the Company or any of its Subsidiaries as of the date hereof.

        2.        “Company Registered IP” means all Intellectual Property that is the subject of an application, certificate, filing, or registration issued by, filed with, or recorded by, any U.S. or foreign government or other Governmental Entity, and that is owned by, filed in the name of, or applied for by, the Company or any of its Subsidiaries, in each case, as of the date hereof.

        3.        “Computer Software” means all computer software and databases (including source code, object code, compilers, tools, and all related documentation) that is (i) necessary to the day-to-day operations of the Company and its Subsidiaries as such operations exist as of the date hereof, or (ii) incorporated into or required for the development, support, distribution, sale, and repair of Company Products and Services that the Company or its Subsidiaries offer or support as of the date hereof.

        4.        “Intellectual Property” means, collectively, all United States and foreign (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) all issued patents and registrations therefor, and all patent applications, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations, and reissues; (iii) trade secrets and confidential information and proprietary know-how, including without limitation processes, schematics, business methods, formulae, drawings, prototypes, models, designs, cost information, marketing data, and supplier lists; and (iv) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

        5.        “IT Assets” means computers, Computer Software, firmware, middleware, servers, workstations, routers, hubs, switches, trunks, data communications lines, and all other information technology equipment and elements, and associated documentation, and Contracts for Intellectual Property required for the use of any of the preceding, which are necessary for the operation of the business of the Company or any of its Subsidiaries as conducted as of the date hereof.

        6.        “Licensed-In Intellectual Property” means the Intellectual Property which is licensed to or otherwise made available for use by the Company or any of its Subsidiaries as of the date hereof pursuant to any Contracts for Intellectual Property.

        7.        “Owned Intellectual Property” means the Intellectual Property owned by the Company or any of its Subsidiaries as of the date hereof, including any such Intellectual Property created by the Company or any of its Subsidiaries, employees or contractors and excluding, for the avoidance of doubt, any Licensed-In Intellectual Property.

        8.        “Public Software” means any Computer Software that contains, or is derived in any manner (in whole or in part) from, any Computer Software that is distributed as free software, open source software or no-license-cost software.

        5.15.        Taxes.

        (a)        The Company and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate.

        (b)        Other than Taxes not yet due and payable or for which adequate reserves have been provided on the financial statements contained in the Company Reports, the Company and each of its Subsidiaries have paid or caused to be paid all Taxes that are required to be paid and have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, stockholder, creditor or other third party.

        (c)        All deficiencies asserted in writing or assessments made as a result of any examinations or other audits by federal, state, local or foreign taxing authorities have been paid in full, settled, or adequately provided for in the financial statements contained in the Company Reports filed on or prior to the date of this Agreement. Neither the Company nor any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extension of any period for the assessment or collection of any Tax. Except as otherwise listed on Section 5.15(c) of the Company Disclosure Schedule, no audit or other examination of any Tax Return of the Company or any of its Subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination and no adjustment relating to any Tax Returns filed or required to be filed by the Company or any of its Subsidiaries has been proposed in writing by any Tax authority to the Company or any of its Subsidiaries.

        (d)        Neither the Company nor any of its Subsidiaries has ever been a member of a group filing a consolidated, unitary, combined or similar Tax Return (other than Tax Returns which include only the Company and any of its Subsidiaries) under any federal, state, local or foreign law. No written claim has ever been made by a Tax authority in a jurisdiction where the Company or any of its Subsidiaries do not file a Tax return that any of the Company or its Subsidiaries is or may be subject to a Tax liability in that jurisdiction.

        (e)        The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-

free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

        (f)        Neither the Company nor any of its Subsidiaries has been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011 -4(b)(1), a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2) or any other transaction requiring disclosure under analogous provisions of state or local Tax law.

        For purposes of this Agreement (i) the term “Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, stamp, payroll, employment, use, property, withholding, excise, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, and (ii) the term “Tax Return” means all returns and reports required to be filed with, or supplied to, any federal, state, local or foreign tax authority with respect to Taxes.

        5.16.        Related Party Transactions. Except as set forth in Section 5.16 of the Company Disclosure Schedule, no director, officer or controlled affiliate of the Company (a) has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries, (b) owns any direct or indirect interest of any kind (other than the ownership of less than 5% of the stock of a publicly traded company) in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person or entity which is a party to any transaction to which the Company or any of its Subsidiaries is a party or (c) is otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries.

        5.17.        Foreign Corrupt Practices and International Trade Sanctions. Neither the Company, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act or any other similar applicable foreign, Federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.

        5.18.        Title to Properties; Encumbrances. The Company and each of its Subsidiaries has good and, in the case of real property, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its real property, tangible property and other assets, in each case subject to no Liens, except for (a) Liens reflected in the consolidated balance sheet of the Company as of December 31, 2005, (b) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such property by the Company or any of its Subsidiaries in the operation of their respective business, (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet delinquent and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements, (d) inchoate mechanics’ and materialmen’s and carrier’s Liens for construction in progress; (e) workmen’s, repairmen’s, warehousemen’s and carrier’s Liens arising in the ordinary course of business; and (f) Liens listed on Section 5.18 of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has received a notice of default under any leases of tangible properties to which they are a party, except for (i) defaults that are not material, (ii) defaults for which the grace or cure period has not expired and which are reasonably capable of cure during the cure period, (iii) defaults which have been cured or (iv) defaults listed on Section 5.18 of the Company Disclosure Schedule. Except as disclosed on Section 5.18, all such leases are in full force and effect, and the Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

        5.19.        Insurance. Section 5.19 of the Company Disclosure Schedule lists all insurance policies covering the assets, business, equipment, properties, operations, employees, directors and officers, and product warranty and liability claims that the Company maintains for itself and its Subsidiaries as of the date of this Agreement. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and the Company and its Subsidiaries are otherwise in compliance with the terms and conditions of such policies.

        5.20        Labor Matters. The Company has previously provided to Parent a copy of each collective bargaining or other labor union contract applicable to Persons employed by the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party (each a “Company Collective Bargaining Agreement”). As of the date of this Agreement, except as set forth on Section 5.20(a) of the Company Disclosure Schedule, no Company Collective Bargaining Agreement is being negotiated or renegotiated by the Company or any of its Subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any Subsidiary. Except as otherwise listed on Section 5.20(a) of the Company Disclosure Schedule, as of the date of this Agreement, to the knowledge of the Company, none of the

Company, any Subsidiary or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of the Company and its Subsidiaries. Except as otherwise listed on Section 5.20(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has engaged in any material violation of any applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. All individuals who perform services for the Company or any Subsidiary have been properly classified as employees or independent contractors for the purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable law.

        (b)        The Company and each Subsidiary is in compliance with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act.

        (c)        The Company and each Subsidiary is in compliance with the employment and eligibility verification requirements of the Immigration and Nationality Act and the Immigration Reform and Control Act of 1986.

        (d)        The Company and each Subsidiary maintains appropriate worker’s compensation disability insurance coverage for their respective workforces as required by law, either through insurance policies or programs provided by authorized carriers, through authorized self-insurance coverage, or a combination of both.

        (e)        Except as set forth on Section 5.20(e) of the Company Disclosure Schedule, the Company and each Subsidiary is not a contractor or subcontractor with any federal agency such that the reporting and other obligations contained in Executive Order 11,246 would apply.

        (f)        Except as set forth on Section 5.20(f) of the Company Disclosure Schedule, there is and has not been within three (3) years prior to the date hereof any claim against the Company, any Subsidiary, or its respective officers or employees, or to Company’s knowledge, threatened against Company, any Subsidiary, or its respective officers or employees, based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortious conduct, or based on actual or alleged breach of contract with respect to any person’s employment by the Company or any Subsidiary, nor, to the knowledge of Company, is there any basis for any such claim.

        (g)        Except as set forth in Section 5.20(g) of the Company Disclosure Schedule, there are no pending claims against the Company or any Subsidiary under any workers compensation plan or policy or for long term disability not covered by insurance. There are no workers compensation proceedings pending or, to the knowledge of Company, threatened, between the Company or any

Subsidiary and any of its employees, which proceedings have had or would reasonably be expected to have a Company Material Adverse Effect. Section 5.20(g) of the Company Disclosure Schedule lists each employee of the Company or any Subsidiary who is currently on leave from active employment, the reason for such leave, and the expected date of return to active employment, each person who is on a reduced schedule as an accommodation for a disability or under the Family and Medical Leave Act (“FMLA”) or any other similar state law.

        (h)        Except as set forth on Section 5.20(h) of the Company Disclosure Schedule, the employment of each of the employees of the Company or any Subsidiary is “at will” (except for non-U.S. employees of Company located in a jurisdiction that does not recognize the “at will” employment concept) and the Company does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees and neither the Company nor any Subsidiary is obligated to pay severance.

        5.21.        Environmental Matters.

        (a)        Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or are disclosed on Section 5.21 of the Company Disclosure Schedule (i) the operations of the Company and its Subsidiaries are and have been for the last five (5) years in compliance with all Environmental Laws (as defined below) including all licenses required by Environmental Laws, (ii) there are no pending or, to the knowledge of the Company, threatened, Environmental Claims (as defined below) under or pursuant to Environmental Laws against the Company or its Subsidiaries, (iii) the Company and its Subsidiaries have not incurred any Environmental Liabilities (as defined below) and no facts, circumstances or conditions attributable to any real property currently or previously owned, operated or leased, or to which Hazardous Materials (as defined below) were sent by the Company or its Subsidiaries or any predecessors thereof, or operations thereon would reasonably be expected to result in the incurrence by the Company or its Subsidiaries of any Environmental Liabilities, (iv) all real property now or previously owned and all real property now or previously operated or leased by the Company or its Subsidiaries is free of contamination from Hazardous Materials that violates, gives rise to liability under, or is required to be remediated under any Environmental Laws, and (v) to the knowledge of the Company, there are no facts or circumstances likely to delay or prevent implementation of this Agreement, or to require remediation, in each case pursuant to property transfer requirements of Environmental Laws.

        (b)        For purposes of this Agreement, the following terms shall have the following meanings:

        “Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, orders, claims, liens,

investigations, formal requests for information, proceedings, or written notices of noncompliance or violation by any person (including, without limitation, any Governmental Entity) alleging Environmental Liability or potential Environmental Liability arising out of, based on or resulting from (A) the presence, release or disposal or threatened release or disposal of any Hazardous Materials at any real property, or (B) any violation or alleged violation of any Environmental Law.

        “Environmental Law” means any applicable law, regulation, code, license, permit, order, judgment, decree or injunction promulgated by any Governmental Entity, (A) for the protection of human health or the environment (including air, water, soil and natural resources) or (B) regulating the use, storage, handling, release or disposal of any Hazardous Material.

        “Environmental Liabilities” means all costs, liabilities, remedial obligations, losses, damages, judgments, injunctive relief, fines, penalties and sanctions imposed by a court of competent jurisdiction, by a written settlement agreement, or in an administrative proceeding by a Governmental Entity under any Environmental Law.

        “Hazardous Material” means any substance listed, defined, designated or regulated pursuant to any applicable Environmental Law including, but not limited to, petroleum products and byproducts, asbestos and polychlorinated biphenyls.

        5.22.        Products.

        Except as otherwise listed on Section 5.22 of the Company Disclosure Schedule, (i) there are no claims, statements or decisions by any Governmental Entity or arbitrator that any products sold, offered for sale or distributed by the Company or any of its Subsidiaries (“Products”) is defective or dangerous or fails to meet any standards promulgated by any Governmental Entity; (ii) within the three years prior to the date of this Agreement, there have been no recalls ordered by any Governmental Entity nor have there been any voluntary recalls by the Company with respect to any Product and (iii) to the knowledge of the Company; (x) there are no facts or circumstances relating to any Products that may give rise to any liabilities or claims for breach of warranty, product liability, or other similar liabilities or claims; and (y) there are no latent or overt design, production, manufacturing or other defects in any Products.

        5.23.        Customers.

        Section 5.23 of the Company Disclosure Schedule sets forth a true, correct and complete list of the names and addresses of the top fifty (50) customers of the Company and its Subsidiaries based on the dollar volume of purchases from the Company and its Subsidiaries for the calendar year ended December 31, 2005. Except as otherwise listed on Section 5.23 of the Company Disclosure Schedule, no such customer has notified the Company that it intends to discontinue its relationship with the Company, nor does there exist any actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Company with any such customer nor does there exist a present condition or state of facts or circumstances known to the Company involving any of such customers which could reasonably be expected to prevent or impair the ability of the Parent from conducting the business of the Company and its Subsidiaries after the date on which the Closing occurs (the “Closing Date”) in the same manner as presently conducted by the Company and its Subsidiaries.

        5.24.        Suppliers.

        Section 5.24 of the Company Disclosure Schedule sets forth a true, correct and complete list of the names and addresses of the top twenty-five (25) suppliers of the Company and its Subsidiaries based on the dollar volume of purchases by the Company and its Subsidiaries for the calendar year ended December 31, 2005. Except as otherwise listed on Section 5.24 of the Company Disclosure Schedule, none of such suppliers has notified the Company that it intends to discontinue its relationship with the Company nor, to the best of the Company’s knowledge, does there exist any actual or threatened termination, cancellation of limitation or, any modification or change in, the business relationship of the Company with any such supplier, nor does there exist a present condition or state of facts or circumstances known to the Company involving such supplier which could reasonably be expected to prevent or impair the ability of Parent from conducting the business of the Company and its Subsidiaries after the Closing Date in essentially the same manner as presently conducted by the Company and its Subsidiaries.

        5.25.        Takeover Statutes; Charter Provisions. The Company Board has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger and this Agreement the limitations on business combinations contained in any restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other similar anti-takeover statute or regulation (each a “Takeover Statute”). No other state or country takeover statute or similar statute or regulation applies to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

        5.26.        Brokers. No broker, finder or investment banker (other than W.Y. Campbell & Company) is entitled to any brokerage, finders’ or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished Parent with a complete and correct copy of all agreements between the Company and W.Y. Campbell & Company pursuant to which such firm would be entitled to any fee or commission relating to the transactions contemplated hereby.

        5.27        Disclosure. No representation or warranty by the Company in this Agreement or in the Company Disclosure Schedules or in any documents delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were or are made, not misleading.

ARTICLE VI

Representations and Warranties
of Parent and Merger Sub

        Parent and Merger Sub hereby represent and warrant to the Company as follows:

        6.1.        Organization, Good Standing, Qualification and Capitalization.

        (a)        Each of Parent and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has heretofore delivered or made available to the Company accurate and complete copies of its governing documents, as currently in effect, of Parent and Merger Sub.

        (b)        The authorized capital stock of Merger Sub is 40,000 shares of common stock and 20,000 shares of preferred stock, of which 1000 shares are issued and outstanding. All of the outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable. Only the shares of common stock of Merger Sub have voting rights and the shareholders of the Merger Sub are not required to approve the Merger.

        6.2.        Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority, and has taken all action necessary, to execute, deliver and perform under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub, and assuming due authorization, execution and delivery hereof by the Company, constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms except for (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii) the effect of equitable principles of general application.

        6.3        Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Parent or Merger Sub or any of their Subsidiaries for the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, other than (i) pursuant to applicable requirements of the Securities Act and the Exchange Act, (ii) the filing of the Certificate of Merger pursuant to the MBCA, (iii) compliance with the HSR Act, or (iv) compliance with any applicable requirements of laws, rules and regulations in other foreign jurisdictions governing antitrust or merger control matters. Neither the execution, delivery and performance of this Agreement by Parent or Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will (A) conflict with or result in any breach, violation or infringement of any provision of the respective governing documents of Parent or Merger Sub, (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound, (C) change the rights or obligations of any party under any Contract, or (D) violate or infringe any Law applicable to Parent or Merger Sub, except in the case of (B) or (C) for breaches, violations, infringements, defaults or changes which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

        6.4.        Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

        6.5.        Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion in the Proxy Materials,

at the date it is first mailed to stockholders of the Company or at the time of the Stockholders Meeting contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any information so provided by Parent or Merger Sub that subsequently changes or becomes incomplete or incorrect to the extent such changes or failure to be complete or correct are promptly disclosed to the Company, and Parent and Merger Sub reasonably cooperate with the Company in preparing, filing or disseminating updated information to the extent required by Law.

ARTICLE VII

Covenants

        7.1.        Interim Operations.

        (a)        Except as set forth in the corresponding section of the Company Disclosure Schedule (including the capital expenditure, spending and other budgets contained therein) or otherwise as expressly provided hereby, subject to applicable law, the Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the Effective Time, the business of it and its Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable commercial efforts to preserve its business organization intact and maintain its existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of the Company and its Subsidiaries. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, the Company will not and will not permit its Subsidiaries to (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed):

        (i)        adopt or propose any change in its articles of incorporation or by-laws (or similar governing documents);

        (ii)        merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company that are not obligors or guarantors of third party indebtedness;

        (iii)        except as set forth in Section 7.1(a)(iii) of the Company Disclosure Schedule, acquire assets from any other Person with a value or purchase price in the aggregate in excess of $250,000 other than acquisitions pursuant to

Contracts to the extent in effect immediately prior to the execution of this Agreement (other than any such Contract that is a Significant Contract but is not listed on Section 5.11 of the Company Disclosure Schedule or a true and correct copy of which was not previously made available to Parent prior to the date hereof) and the purchase of materials, supplies or services for the manufacture, delivery or sale of the Company’s products in the ordinary course of business;

        (iv)        other than pursuant to Contracts to the extent in effect as of immediately prior to the execution of this Agreement and set forth in Section 7.1 (a)(iv) of the Company Disclosure Schedule, and other than the issuance of shares of Common Stock upon the exercise of outstanding Company Options outstanding on the date hereof, disclosed pursuant to Section 5.2 and in accordance with their terms, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), or securities convertible or exchangeable or exercisable for any shares of such stock, or any options, warrants or other rights of any kind to acquire any shares of such stock or such convertible or exchangeable securities;

        (v)        grant any Lien on assets of the Company or any of its Subsidiaries in excess of $50,000 or outside the ordinary course of business consistent with past practice;

        (vi)        other than pursuant to Contracts to the extent in effect as of immediately prior to the execution of this Agreement and set forth in Section 7.1(a)(vi) of the Company Disclosure Schedule, make any loan, advance or capital contribution to or investment in any Person in excess of $50,000 in the aggregate;

        (vii)        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Stock (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary of the Company to the Company) or to any other direct or indirect wholly-owned Subsidiary of the Company or enter into any agreement with respect to the voting of its stock, except for dividends declared in January, 2006 at a rate per share no greater than the amount of each of the quarterly dividends which the Company has paid for the immediate past four (4) quarters and which have not been paid as of the date hereof;

        (viii)        reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock except the acceptance of shares of Common Stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of Company Options in accordance with past practice and the terms of the applicable award and the acceptance of Class B Common Stock in exchange for Common Stock;

        (ix)        waive any stock repurchase rights; accelerate, amend or change the period of exercisability of options granted under any employee, consultant, director or other stock plans; or authorize cash payments in exchange for any options granted under any of such plans (other than pursuant to cashless exercise provisions in effect on the date hereof);

        (x)        incur any indebtedness for borrowed money which, together with existing indebtedness and capital leases exceeds $27.5 million, or guarantee such indebtedness of another Person, issue or sell any securities or warrants or other rights to acquire any security of the Company or any of its Subsidiaries, except for the issuance of Common Stock upon the exercise of Company Options or the exchange of Class B Common Stock, except, in the case of each of the foregoing, arrangements by and between any direct or indirect wholly-owned Subsidiary of the Company and the Company or any other direct or indirect wholly-owned Subsidiary of the Company;

        (xi)        make or authorize any capital expenditure which individually exceeds $100,000 or in the aggregate exceeds $300,000, except as disclosed in Section 7.1(a)(xi) of the Company Disclosure Schedule, or any operating expenditure other than in the ordinary course of business and consistent with the operating budgets disclosed in Section 7.1(a)(xi) of the Company Disclosure Schedule;

        (xii)        other than as otherwise permitted by this Agreement, enter into any Contract that would have been a Significant Contract had it been entered into prior to the execution of this Agreement except with respect to the sale of the Company’s products in the ordinary course of business, purchases for the manufacture or sale of the Company’s products in the ordinary course of business or other contracts in the ordinary course of business consistent with past practice;

        (xiii)        amend or modify in any material respect, or terminate or waive any material right or benefit under, any Significant Contract;

        (xiv)        except as required by GAAP or applicable Law (as to which the Company will give prompt written notice to the Parent), make any change in financial accounting methods, principles or practices;

        (xv)        settle any litigation or other proceedings before or threatened to be brought before a Governmental Entity for an amount in excess of $100,000 or which would be reasonably likely to have an adverse impact of $100,000 on the net income of the Company or any of its Subsidiaries or on any current or future litigation or other proceeding of the Company or any of its Subsidiaries;

        (xvi)        pay, discharge, settle or satisfy any liabilities or obligations of any nature in excess of $100,000, other than any payment, discharge, settlement or satisfaction (A) required by applicable Law, (B) in the ordinary course of business or (C) in accordance with their terms, of liabilities or obligations recognized or disclosed in the most recent financial statements (or the notes thereto) of the Company included in the Company Reports;

        (xvii)        waive the benefits of, agree to modify in any manner, terminate, release any person from, or knowingly fail to use reasonable efforts to enforce, the confidentiality or nondisclosure provisions of any Significant Contract to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a named third party beneficiary;

        (xviii)        cancel or fail to use commercially reasonable efforts to renew, with reasonable substitutes, any insurance policy naming the Company or any of its Subsidiaries as a beneficiary or loss payee;

        (xix)        except as disclosed in Section 7.1(a)(xix) of the Company Disclosure Schedule, sell, lease, license, or otherwise dispose of any assets of the Company or its Subsidiaries except for ordinary course sales of products or services provided in the ordinary course of business consistent with past practice or obsolete assets, and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $100,000 in the aggregate, other than pursuant to Contracts in effect prior to the execution of this Agreement (other than any such Contract that is a Significant Contract but is not listed on Section 5.11 of the Company Disclosure Schedule or a true and correct copy of which was not previously made available to Parent prior to the date hereof);

        (xx)        except as required pursuant to existing written, binding agreements or Benefit Plans in effect prior to the execution of this Agreement and set forth in Sections 5.13 or 7.1(a)(xx) of the Company Disclosure Schedule, or as otherwise required by Law or with respect to new hires below the officer level (except with respect to clause (6) below, which will be applicable to all new hires), (1) enter into any new employment or compensatory agreements with any officer, employee or director of the Company or any of its Subsidiaries (including entering into any bonus, severance, change of control, termination, reduction-in- force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such person has the right to any form of compensation from the Company or any of its Subsidiaries); except, with respect to any new officer that will replace a former officer, entering into a new employment or company agreement in which the overall compensatory package of such officer is no more favorable (in terms of compensation, severance, duration and other matters) than the former officer whom the new officer will replace; (2) promote any employee, other than promotions on terms that are no more favorable (in terms of compensation, severance, duration and other matters) than the terms upon which any employee previously serving in the applicable capacity was entitled; or (3) increase the compensation or employee benefits of any officer, employee, consultant, or director of the Company or any of its Subsidiaries, except with respect to employees only, for increases in the ordinary course of business consistent with past practice (including timing of increases); or (4) hire any officer or director, except in connection with the replacement of an officer whose employment has terminated, provided the overall compensatory package of such officer is no more favorable (in terms of compensation, severance, duration and other matters) than the terminated officer; or (5) adopt or amend any Benefit Plan in any respect that would increase the cost of such Benefit Plan to the Company, or accelerate vesting or payment under, any Benefit Plan; or (6) agree or commit to provide severance benefits to any newly hired officer, employee or director of the Company or any of its Subsidiaries other than as required by Benefit Plans set forth on Section 5.13 of the Company Disclosure Schedules;

        (xxi)        engage in the conduct of any new line of business (other than any new product or service offerings reflected on the capital expenditure, spending and other budgets);

        (xxii)        manage working capital other than in the ordinary course of business consistent with past practice, including extending the payment of accounts payable and/or accelerating the collection of accounts receivable, which has an adverse impact of $1 million or more on cash flow; or

        (xxiii)        agree, resolve or commit to do any of the foregoing.

        7.2.        Acquisition Proposals.

        (a)        The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney, consultant or accountant (“Representatives”) retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to: (i) a merger, reorganization, share exchange, consolidation or similar transaction involving the Company; (ii) any purchase of any material equity interest in the Company or of any material portion of the assets of the Company and its Subsidiaries, taken as a whole, other than the sale of its products in the ordinary course of business consistent with past practice; (iii) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (iv) the repurchase by the Company or any of its Subsidiaries of any of the outstanding shares of Stock; or (v) any combination of the foregoing (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, that nothing contained in this Section 7.2(a) shall prevent the Company or the Company Board from (x) complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal (provided that neither the Company nor the Company Board shall withdraw, modify or qualify the Recommendation or recommend an Acquisition Proposal except as permitted by clause (C) below); and (y) at any time prior to, but not after, the condition set forth in Section 8.1(a) has been satisfied, (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal that constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) if the Company receives from the Person so requesting such information an executed confidentiality agreement on customary terms that are substantially similar to those of the Confidentiality Agreement entered into by and between the Company and the Parent, dated June 23, 2005 (the “Confidentiality Agreement”); (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal that constitutes or is reasonably likely to lead to a Superior Proposal if the Company receives from such Person an executed confidentiality agreement as described in (A) above; or (C) withdrawing, modifying or qualifying the Recommendation and recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company, in each case, if and only to the extent that, (I) in each such case referred to in clause (A), (B) or (C) above, (x) neither the Company nor its Subsidiaries nor any of their respective Representatives shall have violated any of the restrictions set forth in this Section 7.2(a) in connection with such Acquisition Proposal and (y) the Company Board determines in good faith after consultation with outside legal counsel that taking such action is necessary to comply with the Company directors’ fiduciary duties under applicable Law; and (II) in the case of clause (C), Parent shall have had written notice of the Company Board’s intention to take the action referred to in clause (C) at least three business days prior to the taking of such action by the Company Board, and during such three business day period, the Company and its advisors shall have negotiated in good faith with Parent to make such modifications to this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and the Company Board fully considers any such modifications and nonetheless concludes in good faith that such Acquisition Proposal would constitute a Superior Proposal (it being understood and agreed that any amendment to the consideration or any other material term of a Superior Proposal shall require a new written notice of the Superior Proposal to Parent and a new three business day period, provided that if Parent has previously notified the Company in writing of its refusal to adjust the Merger Consideration and in response to an Acquisition Proposal the Company Board has previously determined that the Acquisition Proposal would constitute a Superior Proposal, then if the third party further increases its consideration, there shall not be required an additional three business day period). For purposes of this Agreement, a “Superior Proposal” shall mean an Acquisition Proposal that involves the acquisition of a majority or more of the outstanding voting securities of the Company or any sale, lease, exchange, transfer, license or acquisition of substantially all of the assets of the Company on terms that the Company Board determines in good faith (w) is reasonably likely to be consummated, in light of all relevant legal, financial, regulatory and other aspects of such Acquisition Proposal, including the identity of the Person making such Acquisition Proposal, (x) after consultation with its independent financial advisor, would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement (taking into account any new definitive and binding proposals by Parent), (y) after consultation with its independent financial advisor, is made by a Person that has the financial capability (including borrowing capacity or committed financing) to consummate such Acquisition Proposal, and (z) is either (1) not subject to any due diligence condition, or (2) if such Acquisition Proposal is subject to a due diligence condition, the condition in Section 8.2(c) has not expired or been waived, and the Company has notified the Parent of such Acquisition Proposal at least ten (10) business days prior to accepting such proposal and during such ten (10) business days, the Company and its advisors have negotiated in good faith with Parent to make such modifications to this Agreement that such Acquisition Proposal would no longer constitute a Superior Proposal and the Company Board fully consider any such modifications and nonetheless concludes in good faith that such Acquisition Proposal would constitute a Superior Proposal.

        (b)        The Company agrees that it will notify Parent promptly and in any event within one business day if an Acquisition Proposal is received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated with, it or any of its Representatives, indicating, in connection with such notice, the material terms and conditions of such Acquisition Proposal, and thereafter shall keep Parent fully informed of any significant changes in the status and terms of any such Acquisition Proposal. The Company agrees that, contemporaneously with furnishing any information to such Person, the Company will furnish such information to Parent (unless Parent has already had access to, or received, such information, in which case the Company will notify Parent that such information has been provided to such Person).

        (c)        The Company will, and will cause its Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Parent conducted prior to the date hereof with respect to any Acquisition Proposal.

        7.3.        Stockholder Meeting; Proxy Material.

        (a)        The Company shall duly call and shall use its reasonable commercial efforts to hold a meeting of its stockholders (the “Stockholders Meeting”) for the purpose of obtaining the approval of this Agreement and the Merger by the Company stockholders required to satisfy the conditions set forth in Section 8.1(a) as promptly as practicable after the conditions in Sections 8.2(c) and (d) have expired or have been waived. In connection with the Stockholders Meeting, the Company will (i) as promptly as practicable after the conditions in Sections 8.2(c) and (d) (i) have expired or have been waived, prepare and file with the SEC the Proxy Materials to the Merger and the other transactions contemplated hereby, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will provide copies of such comments to Parent and Merger Sub promptly upon receipt, (iii) as promptly as reasonably practicable, prepare and file (after Parent and Merger Sub have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use its reasonable commercial efforts to have cleared by the SEC, and will thereafter mail to its stockholders as promptly as reasonably practicable, the Proxy Materials and all other customary proxy or other materials for meetings such as the Stockholders Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Proxy Materials if any event shall occur which requires such action at any time prior to the Stockholders Meeting, and (vi) otherwise comply with all requirements of Law applicable to the Stockholders Meeting and the Merger. The Company will provide Parent and Merger Sub an opportunity to review and comment upon the Proxy Materials, or any amendments or supplements thereto, or any SEC comments received with respect thereto, prior to filing the same with the SEC.

        (b)        Subject to the terms of this Agreement, the Recommendation of the Company Board shall be included in the Proxy Materials, and all members of the Company Board who supported or voted in favor of the Recommendation of the Company Board shall use reasonable commercial efforts to take all action to support the adoption of this Agreement by the holders of shares of Stock. The Company’s obligation to call, give notice of, convene and hold the Stockholders’ Meeting in accordance with this Section 7.3(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal, or by any change in the Recommendation unless this Agreement is earlier terminated in accordance with Article IX. During the term of this Agreement, the Company shall not submit to the vote of its stockholders any Acquisition Proposal.

        7.4.        Reasonable Commercial Efforts; Cooperation.

        (a)        Upon the terms and subject to the conditions of this Agreement, each of Parent, Merger Sub and the Company agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the transactions contemplated hereby as promptly as practicable including, but not limited to, (i) preparing and filing all forms, registrations and notices required to be filed to consummate the transactions contemplated hereby (including making or causing to be made the filings required under the HSR Act as promptly as practicable as provided above) and the taking of such actions as are necessary to obtain any approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity that are necessary for the consummation of the transactions contemplated hereby, (ii) cooperating with the other in connection with the preparation and filing of any such forms, registrations and notices (including, with respect to the party hereto making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to consider in good faith all reasonable additions, deletions or changes suggested in connection therewith) and in connection with obtaining any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, (iii) satisfying the conditions to the consummation of the Merger set forth in Article VIII, and (iv) executing any additional instruments, including the Certificate of Merger, necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement and the applicable provisions of the MBCA, each party hereto agrees to use reasonable best efforts to cause the Effective Time to occur as soon as practicable after the approval by the stockholders of the Company of the Merger at the Stockholders Meeting. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall use reasonable best efforts to take all such necessary action.

        (b)        The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Materials or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

        (c)        Subject to applicable Law, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications between Parent or the Company, as the case may be, or any of their respective Subsidiaries, and any third party and/or any Governmental Entity with respect to such transactions. The Company shall give prompt notice to Parent of any change, fact or condition, that is reasonably likely to result in a Company Material Adverse Effect or of any failure of any condition to Parent’s obligations to effect the Merger, and Parent shall give prompt notice to the Company of any change, fact or condition, that is reasonably likely to result in a failure of any condition to the Company’s obligations to effect the Merger. No party hereto shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity with respect to the transactions contemplated hereby without giving the other party hereto prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. The parties hereto shall consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted to any Governmental Entity by or on behalf of any party hereto in connection with the transactions contemplated hereby.

        (d)        Until the Closing, the Company shall have the continuing obligation to promptly supplement the information contained in the Company Disclosure Schedules with respect to any matter hereafter discovered which, if known at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedules.

        (e)        Except as set forth in the next succeeding sentence, neither the supplementation of the Company Disclosure Schedule pursuant to the obligations in Section 7.4(d) nor any disclosure after the date hereof of the untruth of any misrepresentation and warranty made in this Agreement, shall operate as a cure of any breach of (i) the failure to disclose the information, nor (ii) any untrue representation or warranty made herein. Notwithstanding anything in this Agreement to the contrary, if such supplementation by the Company is either provided prior to the condition in Section 8.2(c) being waived or having expired or is consented to in writing by Parent (which consent shall be deemed to have been given if the transactions contemplated hereby are consummated), such supplementation shall be deemed to cure any such untrue representation or warranty, and such representation or warranty, as so supplemented, shall be deemed to have been amended accordingly.

        (f)        The Company shall use its reasonable commercial efforts to assist and cooperate with Parent and Merger Sub in connection with their efforts to obtain the proceeds of any debt and/or equity financing Parent or Merger Sub seeks in connection with the transactions anticipated by this Agreement or the ongoing operations of the Company, including, subject to customary confidentiality obligations, providing reasonably required information relating to the Company and its Subsidiaries to the financial institution or other institutions or potential co-investors providing alternative financing; provided, however, that the Company shall not be required to enter into any agreement, make any undertaking, pay any commitment or similar fee or incur any other liability or expense in connection therewith prior to the Effective Time and, in any event, Parent shall indemnify and hold harmless the Company for any and all liabilities of any type or nature in connection with the Company’s assistance or cooperation pursuant to this Section 7.4(f).

        7.5.        Access. Subject to applicable Laws relating to the sharing of information, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford Parent, and its officers, employees, counsel, accountants, financial advisors and other authorized Representatives, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts, management and records and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested. At the request of Parent, throughout the period prior to the Effective Time, the Company shall use its reasonable commercial efforts to obtain waivers from Persons who are parties to Contracts with the Company or its Subsidiaries that contain confidentiality provisions in order for Parent to be provided reasonable access to such Contracts. Without limiting the foregoing, the Company shall keep Parent apprised on a current basis of the status of and developments relating to all material litigation and regulatory matters.

        7.6.        Public Announcements. The initial press release regarding the Merger shall be a joint press release in the form attached hereto as Exhibit A, and thereafter Parent and the Company shall not issue any such press release or make any such public statement without the prior written consent of the other party, except as may be required by applicable Law or by obligations pursuant to any listing agreement with NASDAQ, in which case the parties must consult with each other prior to such release or public statement to the extent practicable.

        7.7.        Employee Benefits.

        (a)        Parent agrees that it shall cause the Surviving Corporation to honor each Benefit Plan identified in Section 5.13 of the Company Disclosure Schedule in accordance with its terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms. Notwithstanding the foregoing, nothing contained herein shall obligate Parent, the Surviving Corporation or any of their affiliates to maintain any particular Benefit Plan or retain the employment of any employee.

        (b)        Without limiting the generality of Section 10.10, nothing herein expressed or implied shall confer upon any current or former employee of the Company or any of its Subsidiaries or upon any representative of any such person, or upon any collective bargaining agent, any rights or remedies, including any third party beneficiary rights or any right to employment or continued

employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

        7.8.        Indemnification: Directors’ and Officers’ Insurance.

        (a)        The indemnification, advancement and exculpation provisions of the Company’s Restated Articles of Incorporation, as amended, and the Company’s By-Laws as may be in effect at the date hereof, shall be incorporated into the Articles of Incorporation and By-laws of the Surviving Corporation and shall not be amended, repealed or otherwise modified for a period of thirty-nine (39) months from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company.

        (b)        The Surviving Corporation shall and Parent shall cause the Surviving Corporation to either maintain the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance (“D&O Insurance”) (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) covering each Person covered as of the Effective Time by the Company’s officers’ and directors’ liability insurance policy (each such Person, an “Indemnified Party”) with insurers and on terms with respect to coverage and amount no less favorable than those of such policy or policies in effect on December 31, 2005, for a period of thirty-nine (39) months after the Effective Time or obtain “tail” insurance with such insurers coverage amounts and duration; provided, however, that such insurance shall be purchased through an insurance broker reasonably approved by Parent.

        (c)        The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives.

        7.9.        Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board (or any appropriate committee of the Company Board) shall grant all approvals and use their reasonable commercial efforts to take all actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

        7.10        Representation and Warranty Insurance. The Company will use its reasonable commercial efforts to cooperate with Parent in obtaining representation and warranty insurance at such level and with such coverage as designated by Parent, provided that the Company shall not have any obligation in connection therewith, including the payment of premiums, until contemporaneous with or after the Effective Time.

ARTICLE VIII

Conditions

        8.1.        Conditions to the Obligations of the Company, Parent and Merger Sub to Effect the Merger. The respective obligation of each of the Company, Parent and Merger Sub to effect the Merger is subject to the satisfaction or waiver by the Company, Parent and Merger Sub at or prior to the Closing of each of the following conditions:

        (a)        Stockholder Approval. The Merger, shall have been duly approved by holders of shares of Stock constituting the Company Requisite Vote in accordance with applicable Law and the Company’s Restated Articles of Incorporation, as amended, and By-Laws.

        (b)        Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and (ii) all other governmental consents required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries shall have been obtained, other than those which the failure to obtain would not, individually or in the aggregate, (A) have a Company Material Adverse Effect or (B) result in a criminal violation.

        (c)        No Injunction. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, determination, decree, injunction or other order that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Injunction”).

        8.2.        Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

        (a)        Representations and Warranties. (i) except to the extent such failure is not likely to result in a Company Material Adverse Event, the representations and warranties of the Company set forth in this Agreement together with the Company Disclosure Schedule as amended pursuant to Section 7.4 (e) shall be true and correct (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representations and warranties together with the Company Disclosure Schedule as amended pursuant to the last sentence of Section 7.4(e) had been made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer to the effect that the condition set forth in this Section 8.2(a) has been satisfied.

        (b)        Performance of Obligations of the Company. The Company shall have performed in all material respects all agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the condition set forth in this Section 8.2(b) has been satisfied.

        (c)        Due Diligence. Parent shall be reasonably satisfied with the results of its due diligence investigations, which may include (i) business and financial due diligence; (ii) legal, tax, environmental, ERISA, intellectual property, insurance and regulatory reviews of the Company and its operations and properties; and (iii) subject to prior approval of the Company, customer, supplier and management reference checks, provided that the condition in this Section 8.2(c) shall expire on the forty-fifth (45th) day following the date of this Agreement.

        (d)        Financing. Parent shall have (i) obtained and accepted customary commitments for debt financing in amounts and on terms acceptable to Parent on or before April 15, 2006, and (ii) closed the financings anticipated by such commitments on or before the Closing Date.

        (e)        Covenants Not to Compete. The Company shall not have waived or modified existing agreements duly executed by the executive officers of the Company agreeing not to directly or indirectly compete with the businesses of the Company or any of its Subsidiaries.

        (f)        No Proceedings. There shall be no Action pending or threatened by any Governmental Entity that seeks to enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

        (g)        Material Adverse Change. As of the Closing Date, a Company Material Adverse Effect shall not have occurred since the date of this Agreement.

        (h)        Dutmers Consulting and Non-Compete. Parent and William Dutmers shall have entered into a consulting and non-competition agreement consistent with the preliminary terms agreed between William Dutmers and Parent.

        8.3.        Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

        (a)        Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) the Company shall have received at the Closing a certificate signed on behalf of each of Parent and Merger Sub by a senior executive officer of each to the effect that the condition set forth in this Section 8.3(a) has been satisfied.

        (b)        Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by a senior executive officer of each to the effect that the condition set forth in this Section 8.3(b) has been satisfied.

        (c)        Opinion of Investment Banking Firm. The opinion of W. Y. Campbell referenced in Section 5.3(b) has not been withdrawn or modified.

        8.4.        Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement, and in such case any so affected condition shall be deemed satisfied.

ARTICLE IX

Termination

        9.1.        Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company, by action of the Company Board and Parent, by action of its Board of Managers.

        9.2.        Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent, by action of its General Partner or by the Company, by action of the Company Board if (a) the Merger shall not have been consummated by August 31, 2006 (the “Termination Date”), (b) the approval by the Company’s stockholders contemplated by Section 8.1(a) shall not have been obtained at the Stockholders Meeting (after giving effect to all adjournments or postponements thereof), (c) any Injunction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to Section 9.2(a) or Section 9.2(c) shall not be available to any party if the circumstances described in Section 9.2(a) or Section 9.2(c) were caused by such party’s breach of its obligations under this Agreement, or (d) after April 15, 2006, if Parent shall not have obtained and accepted customary financing commitments as provided in Section 8.2(d).

        9.3.        Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Company Board (a) if the Company elects to enter into a binding agreement with respect to a Superior Proposal pursuant to and in compliance with Section 7.2(a), (b) if there has been a breach of any representations, warranties, covenants or agreements made by Parent or Merger Sub in this Agreement, or any such representations and warranties shall have become untrue or incorrect after the execution of this Agreement, such that (i) the condition set forth in either Section 8.3(a) or 8.3(b) would not be satisfied and (ii) such breach or failure to be true and correct is not cured by the date 30 calendar days after the occurrence of such breach or failure to be true and correct or is not curable within such time or (c) the Closing does not occur within ten (10) business days after the approval of the Merger by the shareholders of the Company and the other conditions of the Closing set forth in Sections 8.1 and 8.2 hereof have been met.

        9.4.        Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the General Partner of Parent (a) if the Company Board shall have failed to recommend the Merger for the Merger Consideration to the stockholders of the Company or if the Company Board shall have subsequently withdrawn such recommendation for any reason other than as anticipated by Section 9.3(a), (b) if on the Termination Date any of the conditions set forth in Sections 8.1 or 8.2 have not expired or been satisfied or waived, or (c) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue or incorrect after the execution of this Agreement, such that (i) the condition set forth in either Section 8.2(a) or 8.2(b) would not be satisfied, (ii) such breach or failure to be true and correct is not cured by the date 30 calendar days after the occurrence of such breach or failure to be true and correct or is not curable within such time, and (iii) as to Section 8.2(a) only, as a result it is reasonably likely a Company Material Adverse Event will occur, (d) if, by the Termination Date, the Stockholders Meeting shall have not been held, or the vote of the Company’s stockholders contemplated by Section 7.3 of this Agreement has not been taken, or (e) on or before April 15, 1006, if Parent is not reasonably satisfied with the results of its due diligence investigations as provided in Section 8.2(c).

        9.5.        Effect of Termination and Abandonment; Termination Fee.

        (a)        In the event of a termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than the obligations pursuant to this Section 9.5, if applicable) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement. In such event the Company shall pay the Parent, by wire transfer of immediately available funds, Three Million Dollars ($3,000,000) (a “Termination Fee”) if the Agreement shall be terminated pursuant to Section 9.3(a), or if the Parent shall terminate this Agreement pursuant to Section 9.4(a), such Termination Fee to be paid on the business day immediately following such termination. Further, if the Agreement is terminated pursuant to Section 9.2(b) or if the Parent shall terminate this Agreement (i) pursuant to Section 9.4(c) and all the conditions at Closing in Section 8.1, 8.2, 8.3 (other than Section 8.1(a) and other conditions to be performed at Closing) have been met, because of a breach of a representation or warranty and any of the Executive Officers (as defined below) knew that such representation or warranty was untrue or incorrect when made, (ii) pursuant to 9.4(c) because of a breach of a covenant or agreement, or (iii) pursuant to Section 9.4(d) and all the conditions at Closing in Section 8.1, 8.2, 8.3 (other than Section 8.1(a) and other conditions to be performed at Closing) have been met, the Company shall reimburse Parent its out-of-pocket expenses incurred with respect to the transactions anticipated by this Agreement (“Expense Reimbursement Fee”) up to an amount not to exceed Two Million Dollars ($2,000,000), and provided further, that if Parent shall terminate the Agreement pursuant to Section 9.4(c) because of a breach of a representation or warranty and none of the Executive Officers knew, but in the exercise of reasonable commercial care should have known, that a representation or warranty was untrue or incorrect when made, the Company shall pay Parent an Expense Reimbursement Fee not to exceed One Million Dollars ($1,000,000). Any Expense Reimbursement Fee shall be paid by wire transfer on the business day immediately following termination. For the purposes of this paragraph, the term “Executive Officers” shall mean Bill Dutmers, Leslie Cummings, Dan Pickett and Jack Master.

ARTICLE X

Miscellaneous and General

        10.1.        Non-Survival of Representations and Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, except as set forth in Section 9.5 hereof, the termination of this Agreement pursuant to the terms hereof. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        10.2        Limitations of Claims. The amounts payable under Section 9.5(a) are the only amounts payable by the Company and the only claim that Merger Sub or Parent shall have against the Company or any of its officers or directors with regard to any breach of or noncompliance with any term of this Agreement, whether or not the Agreement is terminated by either party.

        10.3.        Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, (i) this Agreement may be amended, modified or supplemented only in writing executed by each of the parties hereto by action of the Board of Directors or General Partner of each such party, and (ii) any provisions herein may be waived only in writing executed by the party or parties against whom such waiver is asserted by action of such party or parties’ Board of Directors of General Partner.

        10.4.        Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law, in such party’s sole discretion.

        10.5.        Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

        10.6.        Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Facsimile signatures on this Agreement shall be deemed to be original signatures for all purposes.

        10.7.        GOVERNING LAW AND VENUE: ARBITRATION; WAIVER OF JURY TRIAL.

        (a)        THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF MICHIGAN

WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereto hereby irrevocably submit exclusively to the jurisdiction of the courts of the State of Michigan and the Federal courts of the United States of America located in the State of Michigan solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Michigan State or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties for purposes of the foregoing.

        (b)        Arbitration. Except as may be otherwise set forth herein (including with respect to claims under Sections 7.2 or 9.5) and except claims seeking injunctive relief, any dispute, controversy, difference or claim arising out of or relating to or in connection with this Agreement or the transactions contemplated hereby shall be finally settled by arbitration in accordance with the then existing Rules for Commercial Arbitration of the American Arbitration Association or any successor thereto. Any such arbitration shall be submitted to a three (3) member panel selected through the rules governing selection and appointment of such panels of the American Arbitration Association or any successor thereto. The arbitration shall be conducted in Lansing, Michigan, or such other place as the parties thereto may agree. The award rendered by the arbitrators in the arbitration proceeding shall be final and binding upon the parties thereto and no party shall seek further recourse to courts, other tribunals or otherwise, other than to enforce such determination. A judgment may be entered to enforce the arbitrators’ determination in any court having jurisdiction.

        (c)        EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE

IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

        10.8        Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, facsimile, email or by overnight courier:

If to Parent or Merger Sub:

Wind Point Partners V, L.P. One Towne Square, Suite 780 Southfield, MI 48076 Attention: Salam Chaudhary Facsimile: 248-945-7220 e-mail: snc@wppartners.com with a copy, which will not constitute notice, to:

Dickinson Wright PLLC 500 Woodward Avenue Suite 4000 Detroit, MI 48226 Attention: Richard M. Bolton Facsimile: 313-223-3648 Email: rbolton@dickinsonwright.com

If to the Company:

Knape & Vogt Manufacturing Company 2700 Oak Industrial Dr. N.E. Grand Rapids, Michigan 49505 Attention: Bill Dutmers Facsimile: (616) Email: bill.dutmers@kv.com with a copy, which will not constitute notice, to:

Varnum, Riddering, Schmidt & Howlett, LLP 333 Bridge N.W. Grand Rapids, Michigan 49504 Attention: Daniel C. Molhoek Facsimile: (616) 336-7000 Email: dcmolhoek@varnumlaw.com or to such other persons or addresses as may be designated in writing by the Person to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one business day by delivery pursuant to one of the other methods described herein); or on the next business day after deposit with an internationally recognized overnight courier, if sent by such a courier.

        10.9.        Entire Agreement. This Agreement, together with the schedules and Annexes hereto, and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        10.10.        No Third Party Beneficiaries. Except as expressly set forth in Section 7.8 (Indemnification; Directors’ and Officers’ Insurance) of this Agreement, this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder.

        10.11.        Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable the remaining provisions hereof, shall, subject to the following sentence, remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

        10.12.        Interpretation; Absence of Presumption.

        (a)        For the purposes hereof: (1) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (2) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the schedules and annexes hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule, and Annex references are to the Articles,

Sections, paragraphs, Schedules and Annexes to this Agreement unless otherwise specified; (3) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified; (4) the word “or” shall not be exclusive; (5) provisions shall apply, when appropriate, to successive events and transactions; and (6) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

        (b)        The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

        10.13        Expenses. Except as otherwise provided in Section 9.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

        10.14        Assignment. This Agreement shall not be assignable by any party hereto. The foregoing notwithstanding, each of Parent and Merger Sub may assign its rights and interests (i) to any of its affiliates or any partnerships or other entities controlled by or affiliated with Parent’s general partner or the general partner or manager of such entity, whereupon all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties with respect to such other Subsidiary as of the date of such designation or (ii) without the Company’s consent, for collateral security purposes, to any lender providing financing to Parent, Merger Sub or any of their affiliates or permitted assigns. Any non-permitted assignment in violation of this Agreement will be void ab initio.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

Knape & Vogt Manufacturing Company By: —————————————— Name: William Dutmers Title: Chairman and Chief Executive Officer

Wind Point Partners V, L.P.

By: Wind Point Investors V, L.P.

Its: General Partner By: —————————————— Name: —————————————— Title: —————————————— By: —————————————— Name: —————————————— Title: ——————————————

Slideco, Inc. By: —————————————— Name: —————————————— Title: ——————————————